Exhibit 99.1

INSPIRED REQUIRES ADDITIONAL TIME TO COMPLETE FINANCIAL STATEMENTS FOR THE THIRD QUARTER OF 2023 AND RESTATE CERTAIN PREVIOUSLY ISSUED FINANCIAL STATEMENTS

New York, New York, November 8, 2023 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today announced that it requires additional time to complete its financial statements for the third quarter ended September 30, 2023 and to restate certain of its previously issued financial statements.

In connection with the preparation of the financial statements of the Company for the quarterly period ended September 30, 2023, the Company, in consultation with its current independent registered public accounting firm, KPMG LLP, identified certain accounting errors relating to the compliance with U.S. GAAP in connection with the Company’s accounting policies for capitalizing software development costs. The errors relate primarily to the application of the relevant accounting standards to projects, including the timing of capitalization with respect to software development projects and the nature of costs eligible for capitalization. The Company is currently undertaking a review of other financial statement line items and related accounting policies to ensure U.S. GAAP compliance. The Company is currently unable to determine whether this review will result in further adjustments being required.

On November 2, 2023, the Audit Committee of the Board of Directors of the Company, in consultation with the Company’s management, determined that the Company’s previously issued audited consolidated financial statements for financial periods commencing January 1, 2021 (the “Subject Periods”) contained the accounting errors set forth above. As a result of these errors, the Audit Committee has determined that the Company’s consolidated financial statements for the Subject Periods should no longer be relied upon and should be restated. Similarly, any previously issued or filed reports, press releases, earnings releases, investor presentations or other communications of the Company describing the Company’s financial results or other financial information relating to the Subject Periods should no longer be relied upon. Additionally, the reports of Marcum LLP, the Company’s former independent registered public accounting firm, on the Company’s consolidated financial statements for 2021 and 2022 likewise should no longer be relied upon.

The Company’s management has concluded that as a result of the financial statement errors noted above, one or more additional material weaknesses exist in the Company’s internal control over financial reporting. As a result, the Company’s disclosure controls and procedures were not effective during the Subject Periods, and, as such, the report of Marcum LLP on the Company’s internal control over financial reporting for the year ended 2022 should no longer be relied upon. The Company will implement changes to remediate the identified material weaknesses.

As a result of these accounting errors, the Company intends to restate its consolidated financial statements and the notes thereto with respect to the Subject Periods. The foregoing has been reflected in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on November 8, 2023. The adjustments to such financial statement items will be set forth through expanded disclosure in the financial statements included in the amended reports to be filed with the SEC, including further describing the restatement and its impact on previously reported amounts.

The Company does not believe that the foregoing changes will have any impact on the Company’s cash position or overall business plan. Although the Company cannot at this time estimate when it will file the amended reports, it is diligently pursuing completion of the restatement and intends to make such filings as soon as reasonably practicable.

The description in this news release of the accounting errors, the required adjustments and the expected impacts of the restatement are preliminary, unaudited and subject to further change in connection with the ongoing review of the accounting errors and the completion of the restatement. Accordingly, there can be no assurance that the actual effects of the restatement will be only as described above.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of the Company’s knowledge of its business, there can be no assurance that actual results, including the impact of the restatement, will not differ materially from its expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks relating to the final impact of the restatement on the Company’s financial statements; the impact of the restatement on the Company’s evaluation of the effectiveness of its internal control over financial reporting and disclosure controls and procedures; delays in the preparation of the financial statements; the risk that additional information will come to light during the course of the Company’s financial statement and accounting policy review that alters the scope or magnitude of the restatement; and the risk that the Company will be unable to obtain, if needed, any required waivers under its debt indenture with respect to a significant delay in filing its periodic reports with the SEC, which could affect its liquidity. The Company does not intend to update publicly any forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release may not occur.

Contact:

For Investors

IR@inseinc.com

+1 (646) 277-1285

For Press and Sales

inspiredsales@inseinc.com